exhibit 10

SEPARATION Agreement

This Separation Agreement (“Agreement”) is between Tennant Company, on behalf of itself, its affiliated and related entities, and any of their respective direct or indirect subsidiaries (collectively referred to herein as the “Company” or “Tennant”), and Mary E. Talbott (referred to herein as “Employee”) (Tennant and Employee are collectively referred to herein as “Parties”). This Agreement is effective fifteen (15) days from the date on which it is signed by all Parties hereto (“Effective Date”).

WHEREAS, Employee has been employed as Tennant’s Senior Vice President, General Counsel and Corporate Secretary since January 2019;

WHEREAS, Employee’s employment with the Company shall end effective July 8, 2020; and

WHEREAS, the Parties desire to settle fully and finally all matters between them and ensure that Employee’s departure from the Company is amicable and that all matters, actual and/or potential, between the Company and Employee are fully and finally resolved;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed by and between the Parties as follows:

I.	EMPLOYMENT SEPARATION

	A.	Separation Date. Effective July 8, 2020, Employee’s position as an employee of the Company shall hereby end (the “Separation Date”). Employee’s departure will be characterized as a voluntary resignation. As of the Separation Date, Employee hereby also resigns from any and all officer positions, and any other positions, if any, she then holds with the Company.

	B.	Separation. Effective on the Separation Date, Employee shall have no further rights deriving from Employee’s employment by the Company, and shall not be entitled to any further compensation or non-vested benefits, except as provided in this Agreement and/or in accordance with applicable law.

II.	CONSIDERATION

If Employee chooses to execute this Agreement, the Company will provide her with the following payments to which she would not be entitled absent her execution of this Agreement. Employee acknowledges and agrees that the consideration described in this Agreement shall be paid in the place of any amount to which she may have been entitled under any oral or written severance policy or plan at the Company.

A.	Salary. Employee shall be paid her current salary through the Separation Date. Employee shall receive no salary after the Separation Date.

B.	Non-Equity Incentive Plan Compensation (STIP). Employee shall be paid Employee’s prorated fiscal 2020 target incentive (through July 8, 2020) in the amount of $98,774. This amount shall be paid to Employee in a lump sum within 30 days after the Separation Date provided that Employee has signed and not rescinded this Agreement. Employee shall not receive any other non-equity incentive plan compensation.

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C.	Health and Welfare Benefits. All health and welfare benefits applicable to Employee and her covered dependents shall continue in effect until July 31, 2020. Beginning August 1, 2020, if Employee (and/or Employee’s covered dependents) is eligible and properly elects under COBRA to continue group medical, group dental, and/or basic group life insurance coverage, as in place for Employee and her covered dependents immediately prior to the Separation Date, and provided that Employee has signed and not rescinded this Agreement, the Company will pay the Company’s and Employee’s portion of any such premiums through the earliest of: (A) the eighteen (18) month anniversary of the Separation Date, (B) the date Employee becomes eligible for group health insurance coverage from any other employer, or (C) the date Employee is no longer eligible to continue Employee’s group health insurance coverage with the Company under applicable law.

D.	Restricted Stock Awards/Restricted Stock Units. Employee’s Restricted Stock Awards (“RSAs”) and Restricted Stock Units (“RSUs”) under the Company’s equity incentive plan that have not vested by the Separation Date are hereby forfeited and cancelled; provided, however, that the vesting of Employee’s sign-on RSU award granted on February 26, 2019 for the purchase of 3,142 shares shall be fully accelerated to the Separation Date, provided that Employee has signed and not rescinded this Agreement. For avoidance of doubt, Employee shall not receive any additional RSAs or RSUs.

E.	Performance Stock Units. Employee’s Performance Restricted Stock Units (“PRSUs”) under the Company’s equity incentive plan that have not vested by the Separation Date are hereby forfeited and cancelled. For avoidance of doubt, Employee shall not receive any additional PRSUs.

F.	Stock Options. Employee’s Stock Options (“SOs”) under the Company’s equity incentive plan that have not vested by the Separation Date are hereby forfeited and cancelled. For avoidance of doubt, all outstanding SOs held by Employee as of the Separation Date will, to the extent exercisable as of such date, remain exercisable for a period of 90 days after such date (but in no event after the expiration date of any such SO). For avoidance of doubt, Employee shall not receive any additional SOs.

G.	Separation Payment. In exchange for the terms of this Agreement, Employee shall receive a separation payment in the amount of $345,000. This separation payment shall be paid to Employee in a lump sum within 30 days after the Separation Date provided that Employee has signed and not rescinded this Agreement.

H.	Relocation Expense Forgiveness. Pursuant to a Relocation Expense Repayment Agreement dated January 18, 2019, Employee is obligated to repay certain relocation expenses. Employee’s obligation, up to $48,459, shall be forgiven provided that Employee has signed and not rescinded this Agreement.

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I.	Out Placement. The Company will pay $20,000 to Employee in a lump sum for outplacement services with a provider of Employee’s choosing. Said payment will occur within 30 days after the Separation Date, provided that Employee has signed and not rescinded this Agreement.

J.	Acknowledgment. Employee acknowledges that the consideration provided in this Agreement is good and valuable consideration in exchange for the Agreement, and includes payments and benefits to which she is not otherwise entitled.

	K.	Withholding. Tennant shall withhold from the compensation payable to Employee under this Section II all appropriate deductions necessary for Tennant to satisfy its withholding obligations under federal, state and local income and employment tax laws.

III.	EMPLOYEE AGREEMENTS

In exchange for the payments and benefits promised to Employee in this Agreement, Employee agrees as follows:

A.	Cooperation in Pending or Transitional Matters. Through December 31, 2020, Employee shall make herself reasonably available to the Company to answer questions, provide information and otherwise cooperate with the Company in any pending or transitional matters on which she may have worked or about which she may have personal knowledge. Employee agrees to cooperate fully with the Company, including its attorneys, managers and accountants, in connection with any transitional matters, potential or actual litigation, or other real or potential disputes, which directly or indirectly involve the Company. The Company shall reimburse Employee for reasonable expenses incurred by Employee in connection with such cooperation provided that the Company has given prior written approval for Employee to incur such expense. The Company shall pay Employee $560 per hour for such cooperation. Such cooperation shall not exceed 5 hours per month, absent an agreement of the parties.

B.	No Solicitation of Employees. Through July 8, 2021, Employee shall not directly or indirectly, whether individually or as an owner, agent, representative, consultant or employee, participate or assist any individual or business entity to solicit, employ or conspire with others to employ any of the Company’s employees. The term “employ” for purposes of this section means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise.

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C.	Confidential Information. Employee acknowledges that in the course of her employment with the Company, she has had access to Confidential Information. “Confidential Information” includes but is not limited to information not generally known to the public, in spoken, printed, electronic or any other form or medium relating directly or indirectly to: business processes, practices, policies, plans, documents, operations, services and strategies; contracts, transactions, and potential transactions; negotiations and pending negotiations; proprietary information, trade secrets and intellectual property; supplier and vendor agreements, strategies, plans and information; financial information and results, accounting information and records; legal advice, analysis, opinions, communications, strategies and information; any information covered by the attorney-client privilege or related in any way thereto; marketing plans and strategies; pricing strategies; personnel information and staffing and succession planning practices and strategies; internal controls and security policies, strategies and procedures; and/or other confidential business information that she has learned, received or used at any time during her employment with Tennant whether or not such information has been previously identified as confidential or proprietary.

The Confidential Information may be contained in written materials, such as documents, files, reports, manuals, drawings, diagrams, blueprints and correspondence, as well as computer hardware and software, and electronic or other form or media. It may also consist of unwritten knowledge, including ideas, research, processes, plans, practices and know-how.

Confidential Information does not include information that is in the public domain or information generally known in the trade, other than as a result of a disclosure by or through Employee in violation of this Agreement or by another person in breach of a confidentiality obligation. Further, information that Employee acquired completely independently of her employment with Tennant is not considered to be Confidential Information.

Employee agrees that she shall not, at any time, disclose or otherwise make available Confidential Information to any person, company or other party. Further, Employee shall not use or disclose any Confidential Information at any time without Tennant’s prior written consent. This Agreement shall not limit any obligations Employee has under any confidentiality agreement or applicable law.

The Confidential Information, Assignment of Intellectual Property and Restrictive Covenants Agreement signed by Employee on January 28, 2019 is incorporated herein by reference. All of its terms and conditions shall remain in full force and effect.

D.	Company Property and Return of Property. Within 10 days after the Separation Date, Employee will return her Tennant-issued cellular phone and her Tennant-issued computer to the Company for processing and will remove any personal property at the Company. Within 21 days after the Separation Date, she will return all originals and copies of any digital or physical documents, materials and property relating in any way to Tennant in Employee’s possession or control, whether generated by her or any other person on her behalf or on behalf of Tennant or its vendors, including, but not limited to, memos, emails, correspondence, text messages, social media posts, analysis, recollections, reports, notes, handwritten material, recordings of any kind or nature and all Confidential Information or anything related thereto. All documents, files, records, reports, policies, training materials, communications materials, lists and information, e-mail messages, products, keys and access cards, cellular phones, computers, other materials, equipment, physical and electronic property, whether or not pertaining to Confidential Information, which were furnished to Employee by the Company, purchased or leased at the expense of the Company, or produced by the Company or Employee in connection with Employee’s employment will be and remain the sole property of the Company. All copies of property, whether in tangible or intangible form, are also the property of the Company. Employee agrees that she will not retain any paper or electronic copies of these documents and materials.

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Employee agrees that Tennant may open all mail (including but not limited to regular mail, electronic mail and voicemail) delivered to the Company and addressed to her.

E.	General Waiver and Release by Employee. As a material inducement to the Company to enter into this Agreement, and in consideration of the Company’s promise to make the payments set forth in this Agreement, Employee hereby knowingly and voluntarily releases Tennant, its affiliated and related entities, and any of their respective direct or indirect subsidiaries, and its and their respective officers, employees, agents, insurers, representatives, counsel, shareholders, directors, successors and assigns (“Releasees”) from all liability for damages or claims of any kind arising out of any actions, decisions, or events occurring through the date of Employee’s execution of this Agreement.

Employee understands that she is giving up any and all claims, complaints, causes of action or demands of any kind that she has or may have, including, but not limited to, claims arising under or based on Title VII of the Civil Rights Act, the Equal Pay Act, Executive Order 11246, the Americans with Disabilities Act, The Genetic Information Nondiscrimination Act of 2008, the Employee Retirement Income Security Act (“ERISA”) with respect to unvested benefits, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, the Uniform Services Employment and Reemployment Rights Act, the Minnesota Human Rights Act, the Minnesota Whistleblower Act (Minn. Stat. § 181.932), any other state or local antidiscrimination, civil rights and human rights statutes, or any other federal, state or local law which claims can be properly released through this Agreement. Employee further understands that this release extends to but is not limited to all claims that she has or may have for wrongful discharge, breach of contract, promissory estoppel or breach of an express or implied promise, misrepresentation or fraud, retaliation, infliction of emotional distress, defamation, or otherwise based on any theory arising from or related to her employment or separation of her employment with Tennant, or any other fact or matter occurring prior to her execution of this Agreement. Employee recognizes and understands that this Agreement does not seek to release claims that may not by law or otherwise be released, including but not limited to claims under the Fair Labor Standards Act, workers compensation or unemployment statutes, False Claims Act claims (Qui Tam), claims for vested rights under ERISA, and Employee’s right, pursuant to applicable law and the Company’s articles and bylaws, to seek to be defended and indemnified by the Company in the event a claim is asserted against her for acts that arose within the course and scope of her employment.

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F.	No Waiver of Rights. Employee understands this release does not apply to any claims or rights that the law does not allow to be waived, any claims or rights that may arise after the date that she signs this release, or any claims for breach of this Agreement. Moreover, nothing in this release, including but not limited to the release of claims, the promise not to sue, the confidentiality obligations, and the return of property provision generally prevents Employee, without providing prior notice to the Company, from filing a charge or complaint with or from participating in an investigation or proceeding conducted by or contacting or communicating with the EEOC, NLRB, SEC, FINRA, or any other federal, state or local agency charged with the enforcement of any laws, although by signing this release Employee is waiving her right to individual relief based on claims asserted in such a charge or complaint or receipt of any award for providing information to such governmental agency, except where such a waiver is prohibited under SEC rules or other applicable law.

G.	Reasonable and Necessary. Employee acknowledges that she was a key employee of the Company and that Employee participated in and contributed to key phases of the Company’s operations. Employee agrees that the covenants provided for in this Section III are reasonable and necessary to protect the Company and its confidential information, goodwill and other legitimate business interests and, without such protection, the Company’s relationships and competitive advantage would be materially adversely affected. Employee agrees that the provisions of this Section III are an essential inducement to the Company to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which Employee is a party or by which she is bound. In exchange for Employee agreeing to be bound by these reasonable and necessary covenants, the Company is providing Employee with the benefits as set forth in this Agreement, including without limitation the compensation set forth in Section II. Employee acknowledges and agrees that these benefits constitute full and adequate consideration for her obligations hereunder and will be provided only if she signs and does not rescind this Agreement. In the event Employee breaches the terms of this Section III, the severance and other payments made to Employee hereunder are subject to cessation and repayment as set forth in Section V(A) of this Agreement in accordance with applicable law.

H.	Nondisparagement. Employee agrees not to engage in any form of conduct, or make any statements or representations, publicly or privately, that disparage or otherwise harm the reputation, goodwill or commercial interests of the Company or any current members of the Board of Directors or Senior Management Team. The Company agrees to direct each of its current Board of Directors and Senior Management Team to not disparage Employee or otherwise harm Employee’s reputation.

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IV.	Acceptance and ReScission Period

By executing the Agreement below, Employee confirms and acknowledges that she has reviewed the information about the offer described above and given to her as part of this Agreement. Employee further acknowledges that she has been granted twenty-one (21) days from the date she received this Agreement within which to consider this Agreement. Employee further acknowledges that by virtue of being presented with this Agreement, she is hereby advised in writing to consult with legal counsel prior to executing this Agreement. Employee acknowledges that if she executes this Agreement prior to the expiration of twenty-one (21) days, or chooses to forgo the advice of legal counsel, she has done so freely and knowingly, and she waives any and all future claims that such action or actions would affect the validity of this Agreement. Employee acknowledges that any changes made to this Agreement after its first presentation to her, whether material or immaterial, do not re-start the tolling of this twenty-one (21) day period.

Employee may cancel this Agreement at any time on or before the fifteenth (15th) day following the date on which she signs the Agreement to assert alleged claims under the Minnesota Human Rights Act. Employee also may cancel this Agreement at any time on or before the seventh (7th) day following the date on which she signs the Agreement to assert alleged claims under the Age Discrimination of Employment Act. To be effective, the decision to cancel must be in writing and delivered to the Company, personally or by certified mail, to the attention of Carol McKnight, SVP, Chief Administrative Officer, Tennant Company, 701 North Lilac Drive, P.O. Box 1452, Minneapolis, MN 55440 on or before the applicable fifteenth (15th) or seventh (7th) day after she signs the Agreement. If the release provisions of Section III are held invalid for any reason whatsoever, Employee agrees to return any consideration received under the terms of the Agreement to which she is not otherwise entitled absent this Agreement and that the Company is released from any obligations under the Agreement. By accepting the payments described in Section II of this Agreement, Employee acknowledges that the revocation periods have expired and that she did not revoke this Agreement.

V.	GENERAL PROVISIONS

	A.	Effect of Breach. In the event that a court of competent jurisdiction determines that Employee has materially breached any provision of this Agreement, Employee agrees that all payments yet to be paid under this Agreement shall immediately cease and be forfeited and Employee will immediately repay all moneys paid to her under this Agreement to which she is not otherwise entitled absent this Agreement; provided, however, that Employee will be entitled to resumption of payments and repayment of recollected amounts if a court subsequently issues a final determination ordering the same. Employee further agrees that she shall be obligated immediately to reimburse the Company for its attorneys’ fees and costs incurred if necessary in collecting the money and successfully enforcing the terms of this Section V(A).

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B.	Knowing and Voluntary Execution. Employee acknowledges that this Agreement confirms the separation of Employee’s employment with Tennant and that this Agreement is entered into knowingly and voluntarily with full recognition and acceptance of the consequences of such act. Employee agrees that the payments listed above exceed that to which she would otherwise have been entitled, and that the extra payment is in exchange for signing this Agreement. Employee further acknowledges that she has had an opportunity to consult with the attorneys of her choice to explain the terms of this Agreement and the consequences of signing it.

C.	No Admission. This Agreement is not an admission by Tennant that it has acted wrongfully and Tennant disclaims any liability to Employee or any other person on the part of itself, its affiliated and related entities, and any of their respective direct or indirect subsidiaries, and its and their respective officers, employees, agents, insurers, representatives, counsel, shareholders, directors, successors and assigns.

D.	Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota, the Parties consenting to personal and subject matter jurisdiction in Minnesota. If any part of this Agreement is construed to be in violation of the law, such part will be modified to achieve the objective of the Parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

E.	Entire Agreement. Employee and the Company each represent and warrant that no promise or inducement has been offered or made except as set forth and that the consideration stated is the sole consideration for this Agreement. This Agreement is a complete agreement and states fully all agreements, understandings, promises, and commitments between Employee and the Company as to the separation of Employee’s employment. If any portion of this Agreement is held to be void and unenforceable by a court of competent jurisdiction, the waiver and release set forth in Section III of this Agreement shall nevertheless be binding upon the Parties and remain in full force and effect.

F.	No Oral Amendments. This Agreement may not be changed except by an instrument in writing signed by the Parties.

G.	Counterparts. The Parties agree that this Agreement may be executed in counterparts and each executed counterpart shall be as effective as a signed original. Photographic or faxed copies of such signed counterparts may be used in lieu of the originals for any purpose.

H.	Successors and Assigns. The Parties agree that this Agreement shall be binding upon and inure to the benefit of all Parties and their respective representatives, predecessors, heirs, successors and assigns.

I.	Defense to Future Claims. Employee agrees that in the event that any claim, suit or action shall be commenced by her against the Company arising out of any charge, claim or cause of action of any nature whatsoever, known or unknown, including, but not limited to, claims, suits or actions relating to her employment with Tennant or any prior agreement with Tennant, through this date, this Agreement shall constitute a complete defense to any such claims, suits or actions so instituted.

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J.	Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the Parties agree that the payments hereunder shall be exempt from, or satisfy the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in a manner that will preclude the imposition of penalties described in Code Section 409A. Payments made pursuant to this Agreement are intended to satisfy the short-term deferral rule or separation pay exception within the meaning of Code Section 409A.

Employee’s termination of employment shall mean a “separation from service” within the meaning of Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted and construed in a manner consistent with Code Section 409A; provided, that in no event shall the Company have any obligation to indemnify the Employee from the effect of any taxes under Code Section 409A. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code and to the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with, or are exempt from, Section 409A of the Code.  The parties agree to cooperate so that this Agreement may be amended, as may be necessary to fully comply with, or to be exempt from, Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

K.	Director’s and Officer’s Coverage/Indemnity. Employee is covered by the Company’s Director’s and Officer’s liability insurance in accordance with the terms of that policy. In the event Employee is named as a party in a lawsuit in connection with acts that arose within the course and scope of her employment, Employee shall be indemnified in accordance with applicable law and statutes.

L.	Acknowledgement. Employee affirms that she has read this Agreement and been advised that she has twenty-one (21) days from the date she received it to sign this Agreement, and that she has been advised in writing to consult with an attorney prior to signing this Agreement. Employee affirms that the provisions of this Agreement are understandable to her and she has entered into this Agreement freely and voluntarily.

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their signatures below.

Dated: July 8, 2020	/s/ Mary E. Talbott
Mary E. Talbott

Dated: July 8, 2020	Tennant Company

	By:	/s/ H. Chris Killingstad
H. Chris Killingstad
President and Chief Executive Officer

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